FORM 4

                 U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
           Section 30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

1.   Name and Address of Reporting Person:

     Atchley                  Dennis                     B.
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     (Last)                  (First)                  (Middle)

     555 W Beech St. #500
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     (Street)

     San Diego                CA                       92101
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     (City)                  (State)                  (Zip)

2.   Issuer Name and Ticker or Trading Symbol:

     Innovative Medical Services - PURE
     NASDAQ Small Cap Market

3.   IRS or Social Security Number of Reporting Person (Voluntary):



4.   Statement for Month/Year:

     02/98

5.   If Amendment, Date of Original (Month/Year):



6.   Relationship of Reporting Person to Issuer (Check all applicable):

          Director                      (   )
          Officer (give title below)    ( X )
          10% Owner                     (   )
          Other (specify below)         (   )

                              Secretary
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     ( X )     Form filed by One Reporting Person
     (   )     Form filed by More than One Reporting Person

____________________________________________________________________________________________________________________
Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
____________________________________________________________________________________________________________________
1. Title of Security     |2.    |3.    |4.Securities Acquired (A)     |5.Amount of    |6.Dir |7.Nature of Indirect
                         | Transaction | or Disposed of (D)           |  Securities   |ect   |  Beneficial Ownership
                         |      |      |                              |  Beneficially |(D)or |
                         |      |    | |                 | A/|        |  Owned at     |Indir |
                         | Date |Code|V|   Amount        | D |  Price |  End of Month |ect(I)|
____________________________________________________________________________________________________________________
Common Stock             |      |    | |                 |   |        | 22,000        | D    |
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                         |      |    | |                 |   |        |               |      |
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                         |      |    | |                 |   |        |               |      |
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____________________________________________________________________________________________________________________

________________________________________________________________________________________________________________________________
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
________________________________________________________________________________________________________________________________
1.Title of Derivative |2.Con- |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount|8.Price|9.Number |10.Owner-|11.Nature
  Security            |version|Transaction | rivative Secu |cisable and| of Underlying    |of Deri|of Deriva|ship of  |of In-
                      |or Exer|     |      | rities Acqui  |Expiration | Securities       |vative |tive     |Deriv-   |direct
                      |cise   |     |      | ried(A) or Dis|Date(Month/|                  |Secu   |Securi   |ative    |Bene-
                      |Price  |     |      | posed of (D)  |Day/Year)  |                  |rity   |ties Bene|Secur    |ficial
                      |of Der |     |      |               |Date|Expir |          |Amount |       |ficially |ity:Dir  |Owner-
                      |ivative|     |      |            |A/|Exer|ation |  Title   |or Num |       |Owned    |ect(D) or|ship
                      |Secu-  |     |    | |            |D |cisa|Date  |          |ber of |       |at End of|Indirect |
                      |rity   |Date |Code|V| Amount     |  |ble |      |          |Shares |       |Month    |(I)      |
_________________________________________________________________________________________________________________________________
Options               | $2.50 |2/20 | J* | | 50,000     |A |2/20|1/10/ | Common   | 50,000| $0.00 | 50,000  | D       |
                      |       |/98  |    | |            |  |/98 |2003  |          |       |       |         |         |
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                      |       |     |    | |            |  |    |      |          |       |       |         |         |
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                      |       |     |    | |            |  |    |      |          |       |       |         |         |
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_________________________________________________________________________________________________________________________________

Explanation of Responses:
* Grant pursuant to 1998 Officers and Directors Stock Option Plan


/s/ DENNIS B. ATCHLEY                            March 2, 1998
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**Signature of Reporting Person                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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